EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $2.7 Million for Second Quarter of 2011

MOLINE, Ill., July 25, 2011 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $2.7 million for the quarter ended June 30, 2011, or diluted earnings per common share of $0.34 after preferred stock dividends of $1.0 million. By comparison, for the quarter ended March 31, 2011, the Company reported net income of $2.1 million, or diluted earnings per common share of $0.23 after preferred stock dividends of $1.0 million. For the second quarter of 2010, the Company reported net income of $1.7 million, or diluted earnings per common share of $0.15 after preferred stock dividends of $1.0 million. For the six months ended June 30, 2011, the Company reported net income of $4.8 million, or diluted earnings per common share of $0.57 after preferred stock dividends of $2.0 million. This is an increase of $1.8 million, or 58%, over the same period of 2010.

Record Earnings for Consecutive Quarters

"We are pleased with our positive trend in earnings," stated Douglas M. Hultquist, President and Chief Executive Officer. "For continuing operations, we reported record earnings for the current quarter which marked consecutive quarters of record earnings. We grew earnings 26% over the prior quarter, and 54% over the second quarter of 2010."

The Company's net interest income for the current quarter totaled $14.0 million, which is an increase of 14% over the prior quarter, and an increase of 11% over the second quarter of 2010. The Company reported net interest margin for the current quarter of 3.21% which compares favorably to a margin of 2.78% for the first quarter of 2011, and to a margin of 2.90% for the second quarter of 2010. For the six months ended June 30, 2011, the Company's net interest income was $26.2 million, which is an increase of $808 thousand, or 3%, over the same period of 2010.

Mr. Hultquist added, "We are pleased with the growth in net interest income and the improvement in margin during the current quarter. Near the end of the first quarter and throughout the second quarter, we invested some of our excess liquidity into our securities portfolio. Specifically, our securities portfolio grew $89.1 million, or 21%, during the first half of 2011. In addition, we experienced increased loan/lease demand during the second quarter as our loan/lease portfolio grew $28.1 million, or 2%, from the end of the first quarter. This shift in mix of earning assets contributed to the first quarter-over-quarter increase in interest income and yield on earning assets since the third quarter of 2009. On the funding side, we continue to achieve success in shifting the mix of our funding sources from wholesale borrowings to core deposits which has led to strong declines in our overall cost of funds. Specifically, our cost of funds fell to 1.66% for the current quarter from 1.79% for the first quarter of 2011, and from 2.09% for the second quarter of 2010. The full impact of the balance sheet restructuring executed by Quad City Bank & Trust in the first quarter is a major contributor to the quarter-over-quarter decline in our cost of funds."

Continued Improvement in Nonperforming Assets

Nonperforming assets at June 30, 2011 were $37.9 million, down $6.4 million, or 14%, from $44.2 million at March 31, 2011, and down $12.2 million, or 24%, from December 31, 2010. Nonperforming assets at the end of the quarter declined to 2.02% of total assets from 2.36% of total assets at March 31, 2011, and 2.73% of total assets at December 31, 2010. The large majority of the Company's nonperforming assets consist of nonaccrual loans/leases and other real estate owned. A combination of improved performance ($8.6 million) and charge-offs ($3.6 million) contributed to the decrease during the first half of 2011.

Provision for loan/lease losses totaled $1.7 million for the second quarter of 2011, an increase of $604 thousand over the prior quarter, and an increase of $296 thousand from the second quarter of 2010. The increase was primarily the result of additional specific reserves on existing nonperforming loans as well as the net growth of gross loans/leases in the current quarter. With net charge-offs totaling $2.6 million partially offset by provision for loan/lease losses of $1.7 million, the Company's allowance for loan/lease losses to total loans/leases declined to 1.67% at June 30, 2011 from 1.79% at March 31, 2011, and from 1.74% at December 31, 2010. Further, the Company's nonperforming loans/leases declined $8.4 million, or 24%, during the current quarter. This decline outpaced the decrease in the allowance for loan/lease losses and strengthened the Company's allowance to nonperforming loans/leases from 58% at March 31, 2011 to 73% at June 30, 2011.

"We are pleased with the continued improvement in the level of our nonperforming assets," stated Mr. Hultquist. "Our nonperforming assets have declined $21.5 million, or 36%, from its peak of $59.4 million at September 30, 2010. This trend is significant and is the direct result of the tireless efforts of our talented bankers. Although we are proud of this positive trend, we remain committed to continued improvement in the quality of our loan/lease portfolio and all assets."

Loans/Leases Grew 2% in Second Quarter of 2011

During the second quarter of 2011, the Company's total assets increased slightly. During the quarter, the Company grew loans/leases by $28.1 million, or 2%, and the Company continued to grow its securities portfolio with an increase of $22.3 million, or 5%. This growth was effectively offset by a decline in the Company's federal funds sold position as the Company invested some of its excess liquidity. During the second quarter, the Company continued to shift its funding mix from borrowings to core deposits as the Company's borrowings declined $20.7 million, or 4%, which was effectively offset by continued core deposit growth.

"We've remained persistent in our focus on originating quality loans and leases and continuing to meet the needs of our communities," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "We originated $217.2 million of new loans/leases to new and existing customers during the first half of the year, including $129.6 million for the current quarter. This is a significant increase over recent quarters. Moreover, for the first time since the fourth quarter of 2009, we experienced increased loan/lease demand at levels that outpaced payments and maturities and led to a net increase in our loan/lease portfolio."

Noninterest-Bearing Deposits Grew 37% over Past Year

Mr. Gipple added, "We are very pleased with the continued shift in the mix of our deposit portfolio. We continue to grow our noninterest-bearing deposits with most of this growth in correspondent banking at our largest subsidiary bank, Quad City Bank & Trust. Specifically, our noninterest-bearing deposits have grown $80.7 million, or 37%, since June 30, 2010. This trend continued during the second quarter of 2011 with an increase of $16.0 million, or 6%, over the first quarter of 2011. Overall, we continue to focus on growing core deposits and reducing our reliance on brokered and other time deposits."

Mr. Gipple continued, "Over the years, we've been very successful in growing and strengthening our overall liquidity position through the growth of existing funding sources and the addition of new funding sources. We have been pleased with the progress and we have placed significant emphasis on maintaining our strong liquidity position. Recently, we invested a large portion of our excess on-balance sheet liquidity and diversified our securities portfolio in an effort to improve our net interest income. As a result of the pledgability of the investments, we were successful in achieving diversification and improved margins without impacting our net liquidity position. We will continue to seek opportunities to increase our net interest income while balancing interest rate, liquidity, and credit risk."

Capital Levels Remain Very Strong

As of June 30, 2011, the Company and subsidiary banks continued to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies. "Although we continue to focus on maintaining our strong total capital position," stated Mr. Gipple, "we do understand the importance of the mix of capital. As a result, we remain committed to our long-term capital plan of increasing our tangible common equity, redeeming the $38.2 million in Treasury preferred equity, and converting the Series E Preferred Stock to common equity. Over the next few years, we intend to focus on improving and retaining our earnings to provide the excess capital needed to redeem the Treasury preferred equity without the need for a dilutive common equity raise. The first half of 2011 is a great start to achieving full execution on this plan."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.03 billion at June 30, 2011, which was a slight increase from December 31, 2010. Although the bank's loans/leases were flat over the first half of the year, loan/lease demand increased during the current quarter as the bank's loans/leases grew $5.0 million, or 1%. During the first half of the year, the bank's securities portfolio grew $56.0 million, or 20%, to $325.4 million as the bank invested excess liquidity and decreased its federal funds sold position. The bank continues to expand its deposit portfolio as total deposits grew $47.0 million, or 8%, during the first half of 2011. Specifically, the bank continues to have success growing its correspondent banking business as non-interest bearing correspondent deposits grew $49.7 million, or 62%, to $130.5 million at June 30, 2011. Offsetting the deposit growth, the bank reduced its overall borrowings position. Most notably, the bank prepaid $15.0 million of FHLB advances, and allowed another $12.5 million of FHLB advances to mature without replacement. The bank realized net income of $4.3 million for the six months ended June 30, 2011. By comparison, the bank realized net income of $3.1 million for the same period of 2010.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $2.9 million, or 3%, over the first half of 2011. Further, m2 realized pre-tax net income of $774 thousand for the six months ended June 30, 2011. By comparison, m2 recognized a pre-tax net loss of $156 thousand for the same period of 2010.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $573.5 million at June 30, 2011, which was an increase of $26.7 million, or 5%, from December 31, 2010. Over the first half of 2011, loans declined $6.7 million, or 2%; however, during the second quarter, the bank started to reverse this trend and grew loans $8.8 million, or 3%. The bank grew its securities portfolio $42.1 million, or 38%, as it invested some of its excess liquidity. The net growth was funded by deposits as total deposits grew $48.3 million, or 15%. Partially offsetting the deposit growth, the bank's borrowing position declined $24.0 million, or 14%. The bank realized net income of $2.6 million for the six months ended June 30, 2011, which is a significant increase over the $1.7 million of net income for the same period of 2010.

  Rockford Bank & Trust, which opened in 2005, had total assets of $280.1 million at June 30, 2011, which was an increase of $8.8 million, or 3%, from December 31, 2010. During the first half of 2011, the bank grew loans $18.2 million, or 9%. The bank used cashflow from called and matured securities to partially fund this loan growth. Specifically, the bank's securities portfolio declined $9.0 million, or 21%. The remainder was funded by deposit growth of $8.0 million, or 4%. The bank realized net income of $323 thousand for the six months ended June 30, 2011. By comparison, the bank reported net income of $566 thousand for the same period of 2010.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank and Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	June 30, 2011		March 31, 2011	December 31, 2010	June 30, 2010
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets	$ 1,878,488		$ 1,873,694	$ 1,836,635	$ 1,835,715
Securities	$ 513,905		$ 491,558	$ 424,847	$ 425,007
Total loans/leases	$ 1,183,894		$ 1,155,768	$ 1,172,539	$ 1,210,801
Allowance for estimated loan/lease losses	$ 19,803		$ 20,730	$ 20,365	$ 21,561
Total deposits	$ 1,214,314		$ 1,194,858	$ 1,114,816	$ 1,120,256
Total borrowings	$ 504,146		$ 524,837	$ 566,060	$ 559,021
Total stockholders' equity	$ 137,325		$ 132,958	$ 132,571	$ 134,000
Common stockholders' equity *	$ 73,025		$ 70,628	$ 70,357	$ 71,997
Common shares outstanding	4,734,259		4,712,466	4,611,182	4,593,924
Book value per common share	$ 15.42		$ 14.99	$ 15.26	$ 15.67
Closing stock price	$ 8.92		$ 8.40	$ 7.14	$ 9.87
Market capitalization	$ 42,230		$ 39,585	$ 32,924	$ 45,342
Market price/book value	57.83%		56.05%	46.80%	62.98%
Full time equivalent employees	352		347	350	348
Total risk-based capital ratio	14.02%	**	13.92%	13.70%	13.34%
Tier 1 risk-based capital ratio	12.43%	**	12.33%	12.12%	11.77%
Tier 1 leverage capital ratio	8.80%	**	8.66%	8.71%	8.63%

* Includes noncontrolling interests and accumulated other comprehensive income (loss)
**Subject to change upon final calculation for regulatory filings due after earnings release

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	June 30, 2011	March 31, 2011	December 31, 2010	June 30, 2010
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans/leases	$ 23,295	$ 32,156	$ 37,427	$ 36,421
Accruing loans/leases past due 90 days or more	358	123	320	463
Troubled debt restructures - accruing	3,592	3,379	3,405	147
Other real estate owned	10,430	8,358	8,535	9,910
Other repossessed assets	194	219	366	14
Total nonperforming assets	$ 37,869	$ 44,235	$ 50,053	$ 46,955

Net charge-offs (calendar year-to-date)	$ 3,302	$ 703	$ 9,604	$ 2,701

Loan/lease mix:
Commercial and industrial loans	$ 368,565	$ 357,471	$ 365,625	$ 386,367
Commercial real estate loans	559,777	549,771	553,717	585,921
Direct financing leases	85,564	83,994	83,010	84,030
Residential real estate loans	86,059	79,708	82,197	69,046
Installment and other consumer loans	81,858	82,855	86,240	83,829
Deferred loan/lease origination costs, net of fees	2,071	1,969	1,750	1,608
Total loans/leases	$ 1,183,894	$ 1,155,768	$ 1,172,539	$ 1,210,801

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 403,766	$ 388,459	$ 402,225	$ 400,682
U.S. government sponsored residential mortgage-backed securities	82,038	73,180	70	302
Municipal securities	26,200	27,922	20,603	22,338
Other securities, including held-to-maturity	1,901	1,997	1,949	1,685
Total securities	$ 513,905	$ 491,558	$ 424,847	$ 425,007

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing	$ 297,197	$ 281,237	$ 276,827	$ 216,529
Interest-bearing	917,117	913,621	837,989	903,727
Total deposits	$ 1,214,314	$ 1,194,858	$ 1,114,816	$ 1,120,256

Interest-bearing deposit mix:
Nonmaturity deposits	$ 538,869	$ 558,731	$ 459,978	$ 419,916
Certificates of deposit	322,466	307,151	312,656	398,903
Brokered certificates of deposit	55,782	47,739	65,355	84,908
Total interest-bearing deposits	$ 917,117	$ 913,621	$ 837,989	$ 903,727

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 204,750	$ 210,250	$ 238,750	$ 233,750
Wholesale structured repurchase agreements	135,000	135,000	135,000	135,000
Customer repurchase agreements	93,065	117,901	118,905	86,045
Federal funds purchased	29,330	16,971	22,250	46,990
Junior subordinated debentures	36,085	36,085	36,085	36,085
Other	5,916	8,630	15,070	21,151
Total borrowings	$ 504,146	$ 524,837	$ 566,060	$ 559,021

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income	$ 19,862	$ 18,651	$ 20,359	$ 38,513	$ 40,836
Interest expense	5,911	6,442	7,828	12,353	15,484
Net interest income	13,951	12,209	12,531	26,160	25,352
Provision for loan/lease losses	1,672	1,068	1,376	2,740	2,979
Net interest income after provision for loan/lease losses	12,279	11,141	11,155	23,420	22,373
Noninterest income	4,173	5,057	3,538	9,230	6,369
Noninterest expense	12,556	13,012	12,215	25,568	24,657
Net income before taxes	3,896	3,186	2,478	7,082	4,085
Income tax expense	1,123	955	679	2,078	1,070
Net income	$ 2,773	$ 2,231	$ 1,799	$ 5,004	$ 3,015
Less: Net income (loss) attributable to noncontrolling interests	98	106	62	204	(15)
Net income attributable to QCR Holdings, Inc.	$ 2,675	$ 2,125	$ 1,737	$ 4,800	$ 3,030

Less: Preferred stock dividends	1,036	1,032	1,037	2,068	2,071
Net income attributable to QCR Holdings, Inc. common stockholders	$ 1,639	$ 1,093	$ 700	$ 2,732	$ 959

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.34	$ 0.23	$ 0.15	$ 0.57	$ 0.21
Diluted	$ 0.34	$ 0.23	$ 0.15	$ 0.57	$ 0.21

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 0.90	$ 0.71	$ 0.31

AVERAGE BALANCES
Assets	$ 1,882,252	$ 1,891,860	$ 1,859,644	$ 1,887,053	$ 1,827,628
Deposits	$ 1,204,865	$ 1,173,918	$ 1,143,823	$ 1,189,390	$ 1,126,790
Loans/leases	$ 1,170,682	$ 1,152,997	$ 1,225,503	$ 1,161,839	$ 1,228,948
Total stockholders' equity	$ 134,543	$ 131,298	$ 130,459	$ 132,920	$ 128,409
Common stockholders' equity	$ 71,827	$ 70,493	$ 70,945	$ 71,691	$ 69,336

KEY RATIOS
Return on average assets (annualized)	0.57%	0.45%	0.37%	0.51%	0.33%
Return on average common equity (annualized) **	9.13%	6.20%	3.95%	7.62%	2.77%
Price earnings ratio LTM *	9.91 x	11.83 x	31.59 x	9.91 x	31.59 x
Net interest margin (TEY)	3.21%	2.78%	2.90%	2.99%	2.98%
Nonperforming assets / total assets	2.02%	2.36%	2.56%	2.02%	2.56%
Net charge-offs / average loans/leases	0.22%	0.06%	0.12%	0.28%	0.22%
Allowance / total loans/leases	1.67%	1.79%	1.78%	1.67%	1.78%
Efficiency ratio	69.28%	75.36%	76.02%	72.25%	77.73%

* LTM: Last twelve months
** The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders"

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Trust department fees	$ 895	$ 951	$ 729	$ 1,846	$ 1,635
Investment advisory and management fees	550	531	472	1,081	906
Deposit service fees	857	873	860	1,730	1,683
Gain on sales of loans, net	755	760	553	1,515	722
Securities gains	149	880	--	1,029	--
Losses on sales of foreclosed assets, net	(108)	(25)	(102)	(133)	(445)
Earnings on cash surrender value of life insurance	357	344	286	701	621
Credit card fees, net of processing costs	77	141	111	218	197
Other	641	602	629	1,243	1,050
Total noninterest income	$ 4,173	$ 5,057	$ 3,538	$ 9,230	$ 6,369

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 7,356	$ 7,474	$ 7,068	$ 14,830	$ 13,959
Occupancy and equipment expense	1,368	1,289	1,365	2,657	2,737
Professional and data processing fees	1,137	1,125	1,126	2,262	2,283
FDIC and other insurance	688	883	884	1,571	1,688
Loan/lease expense	656	276	411	932	980
Advertising and marketing	334	224	243	558	410
Postage and telephone	232	230	236	462	498
Stationery and supplies	124	135	124	259	244
Bank service charges	177	161	143	338	259
Prepayment fees on Federal Home Loan Bank advances	--	832	--	832	--
Other-than-temporary impairment losses on securities	119	--	--	119	--
Losses on lease residual values	--	--	--	--	617
Other	365	383	615	748	982
Total noninterest expense	$ 12,556	$ 13,012	$ 12,215	$ 25,568	$ 24,657

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,847,740	4,671,715	4,591,319	4,759,728	4,582,542
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	26,238	12,002	58,094	19,120	33,324
Adjusted weighted average shares (b)	4,873,978	4,683,717	4,649,413	4,778,848	4,615,866

(a) Denominator for Basic Earnings Per Share
(b) Denominator for Diluted Earnings Per Share.

ROLLFORWARD OF LENDING/LEASING ACTIVITY FOR THE SIX MONTHS ENDED JUNE 30, 2011

(dollars in thousands)

BALANCE AS OF DECEMBER 31, 2010:	CONSOLIDATED

Commercial and industrial loans	$ 365,625
Commercial real estate loans	553,717
Direct financing leases	83,010
Real estate loans - residential mortgage	82,197
Installment and other consumer loans	86,240
1,170,789
Plus deferred loan/lease origination costs, net of fees	1,750
Total gross loans/leases	$ 1,172,539

ORIGINATION OF NEW LOANS/LEASES:

Commercial and industrial loans	78,258
Commercial real estate loans	61,227
Direct financing leases	21,165
Real estate loans - residential mortgage	49,019
Installment and other consumer loans	7,543
$ 217,212

PAYMENTS/MATURITIES/SALES, NET OF ADVANCES OR RENEWALS ON EXISTING LOANS/LEASES

Commercial and industrial loans	(75,318)
Commercial real estate loans	(55,167)
Direct financing leases	(18,611)
Real estate loans - residential mortgage	(45,157)
Installment and other consumer loans	(11,925)
$ (206,178)

BALANCE AS OF JUNE 30, 2011:

Commercial and industrial loans	368,565
Commercial real estate loans	559,777
Direct financing leases	85,564
Real estate loans - residential mortgage	86,059
Installment and other consumer loans	81,858
1,181,823
Plus deferred loan/lease origination costs, net of fees	2,071
Total gross loans/leases	$ 1,183,894
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745